Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS THIRD QUARTER

DILUTED EPS OF $0.52, INCLUSIVE OF $0.02 PER DILUTED SHARE

LOSS FROM CURRENCY TRANSLATION

- Third Quarter EBITDA of $177.6 Million -

- Establishes 2007 Fourth Quarter Guidance -

Wyomissing, Penn., (October 25, 2007) – Penn National Gaming, Inc. (PENN: Nasdaq) today reported third quarter operating results for the period ended September 30, 2007, as summarized below.

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2007	2007 Guidance (2)	2006
Net revenues	$629.5	$640.6	$586.1
EBITDA (1)	177.6	178.6	162.8
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation and other expenses	(131.0)	(131.9)	(122.4)
Net income from continuing operations	46.6	46.7	40.4
Gain on sale of discontinued operations	––	––	114.7
Net income	$46.6	$46.7	$155.1

Diluted earnings per share from continuing operations	$0.52	$0.53	$0.47
Diluted earnings per share	$0.52	$0.53	$1.79

(1)          EBITDA is income from continuing operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA is included in the accompanying financial schedules.

(2)          The figures in this column present the guidance Penn National Gaming provided on July 26, 2007 for the quarter ended September 30, 2007.

-more-

Review of Third Quarter 2007 Results vs. Guidance and Third Quarter 2006 Results

	Three Months Ended September 30,
	2007 Actual	2007 Guidance (1)	2006 Actual
Diluted earnings per share from continuing operations	$0.52	$0.53	$0.47
Currency translation loss	0.02	—	—
Diluted earnings per share from continuing operations before currency translation loss	$0.54	$0.53	$0.47

(1)          The figures in this column present the guidance Penn National Gaming provided on July 26, 2007 for the quarter ended September 30, 2007.

In the three months ended September 30, 2007, the Company recorded a non-cash pre-tax currency translation loss of $2.5 million ($1.6 million, net of taxes, or $0.02 per diluted share) related to Canadian currency fluctuations for FIN 48 estimated tax reserves.

Commenting on the results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming said, “Penn National’s diversified portfolio of gaming properties generated record third quarter results, including a 7.4% net revenue increase and a 9.1% rise in EBITDA. This performance reflects year-over-year growth at eleven of the sixteen casino and racing properties that we own or operate and the first full quarter’s contribution from the Zia Park facility that was acquired in the second quarter. Third quarter EBITDA was marginally below our guidance as overall revenue growth was impacted by continued competitive pressures at our Joliet facility, a shortfall at our Biloxi property related to new competition, and ongoing post-hurricane market stabilization.

“We recently named a new general manager at Empress Joliet Casino and Hotel who brings 25 years of successful gaming industry experience to this role. This appointment highlights our commitment to the Empress property and our Illinois assets, as well as our long-term emphasis on attracting and developing premier management teams at all of our properties. We expect that the new general manager will contribute to improved financial performance at Joliet.

“During the third quarter, our Charles Town property extended its long-term track record of delivering impressive year over year growth, with EBITDA rising about 7% from last year’s levels on a 5% revenue increase. With the opening in the second quarter of our latest expansion at Charles Town, we increased the total slot count at the property to approximately 5,000 units. The expansion contributed to another solid quarterly sequential improvement in revenue and EBITDA at the property. Although the ramp up in slot revenue was slower than previous expansions and below our expectations, we remain confident in the market, and expect that, over time, the expansion will deliver economic returns consistent with our projections. Our next phase of development at Charles Town includes a 153-room hotel that will open in just under a year.

“With our legacy of success in the racing industry, including the ongoing significant investment and expansion of Bangor Historic Track and the recent integration of Zia Park, we continue to pursue opportunities to leverage our pari-mutuel management and property development skills. Accordingly, last week Penn National completed its acquisition of the Sanford-Orlando Kennel Club, which offers year-round greyhound racing and includes 26 acres of land in Orlando, Florida. While Sanford is a modest pari-mutuel operation, we believe it may have future opportunities for expanded gaming. Along with the purchase, we also secured a right of first refusal to acquire the Sarasota Kennel Club which runs year-round greyhound meets and operates a poker room. The economics of the transaction are attractive given the potential upside of the opportunity.

“Similarly, during the third quarter, we reached a definitive agreement to acquire Rosecroft Raceway in Fort Washington, Maryland. This transaction, expected to close later this quarter, allows us to further diversify what is now the nation’s second largest portfolio of horse racing assets, and offers Penn National a favorable investment from several standpoints, including its desirable real estate, which amounts to approximately 130 acres of land in Prince George’s County on the outskirts of Washington, DC. Last week, Maryland’s Governor formally called for a special session of the Legislature to address the state’s projected $1.7 billion budget deficit. This special session is scheduled to begin next week and the Governor has asked the Legislature to review alternatives for addressing the deficit, including the possible addition of 9,500 slots at a limited number of locations in the State.

“During the quarter, we advanced several of our strategies for long-term growth both from existing facilities and through new development. In August, Penn National filed its license application with the Kansas Lottery Commission to be considered as a Lottery Gaming Facility Manager at a destination casino resort in Cherokee County, which is budgeted at almost $300 million. Cherokee County is within the Southeast Gaming Zone, one of four areas of the state where casino gaming is authorized under the new Kansas Expanded Lottery Act. Penn National Gaming earned an exclusive endorsement from the Cherokee County Commissioners and executed a pre-development agreement with our host community. We believe that our long-term track-record of developing a broad range of successful regional casino entertainment facilities which create jobs, tax revenues and other sustainable economic benefits, will be important considerations as this process advances at the Lottery Commission.

“We are on schedule to complete three significant projects in 2008, including the Hollywood Casino at Penn National Race Course, the permanent Hollywood Slots at Bangor facility, which will be called the Hollywood Slots Hotel and Raceway, and significant additional parking capacity at Lawrenceburg.

“We are delighted with the progress to date at Hollywood Casino at Penn National Race Course, including the completion of the 700,000 square-foot, five story garage. We are confident that our design elements, decor and multimedia approach to emphasizing the Hollywood theme will drive patrons to this state-of-the-art integrated racing and gaming facility. We continue to expect excellent economic returns based on market demographics and the early results from other facilities with slots in Pennsylvania. Ample parking combined with plans to open with 2,000 slots, extensive dining, sports bars, simulcast theaters, spectator boxes and other amenities support our expectation that Hollywood Casino at Penn National Race Course is destined to emerge as a strong regional entertainment center in central Pennsylvania. Looking forward, our plan for the site includes expanding the slot base to 3,000 positions, a 2,000 seat showroom for entertainment and music acts, more parking and, once demand warrants, retail space and a hotel.

“We are achieving similar high levels of progress on the construction of the permanent Hollywood Slots Hotel and Raceway in Bangor. Consistent with our master plan and agreement with the state, we are in the process of re-configuring local traffic ramps to improve ingress and egress to the site. Construction crews are also in the process of completing exterior work on the building so they can turn their focus to interior construction and finishes. We anticipate the 116,000 square foot Bangor casino and 152-room, six story hotel, four-story parking garage, restaurants and retail space as well as a new simulcast facility for off-track wagering will open mid-2008 with 500 employees, 1,000 slots, and capacity for a total of 1,500 gaming machines.

“As previously disclosed, in June, the Company entered into a definitive agreement to be acquired by certain funds managed by affiliates of Fortress Investment Group LLC and Centerbridge Partners LP, whereby Penn National Gaming shareholders will receive $67.00 in cash for each outstanding Penn National share. In connection with the proposed merger, Penn National Gaming filed a preliminary proxy statement with the Securities and Exchange Commission that included additional information on the transaction, and we expect to soon establish a date for the special meeting of shareholders to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger.”

Development and Expansion Projects

The table below outlines Penn National Gaming’s current pipeline of new or expanded facilities:

			Amount
			Expended
	New	Planned	through	Expected
	Gaming	Total	September 30,	Opening
Project/Scope	Positions	Budget	2007	Date
		(in millions)
Charles Town (WV) - Construction of 153 room hotel.	––	$21	$3	3rd Quarter 2008

Argosy Casino Lawrenceburg (IN) - New two-level 270,000 square foot gaming barge, an additional 1,500 space parking garage and road and infrastructure improvements. The gaming barge will allow 4,000 positions on one level, and another 400 positions will be added to the second level, along with restaurants and other amenities on the gaming barge.	1,600	$310	$93	Parking facility - 2nd Quarter 2008 Gaming facility - 2nd Quarter 2009

Hollywood Casino at Penn National Race Course (PA) - Building an integrated racing and gaming facility. Budget includes a $50 million license fee and the purchase of an initial 2,000 slot machines (with the building size sufficient to add 1,000 additional machines), a 2,500 space parking garage and several restaurants.	2,000	$310	$195	1st Quarter 2008

Hollywood Slots Hotel and Raceway (ME) - Building a permanent facility, which will include a 1,500 slot facility (1,000 slot machines at opening), a 152-room hotel, 1,500 space parking garage and several restaurants.	525	$131	$41	3rd Quarter 2008

Financial Guidance

The following table sets forth current guidance targets for financial results from continuing operations for the 2007 fourth quarter and full year, based on the following assumptions:

•                  The Company will face increased competition related to new facility openings in the St. Louis market in the fourth quarter of 2007;

•                  Pre-opening costs at Hollywood Casino at Penn National Race Course of $3.6 million pre-tax ($2.0 million, net of taxes, or $0.02 per diluted share) will be incurred in the fourth quarter and $5.2 million pre-tax ($2.9 million, net of taxes, or $0.03 per diluted share) will be incurred for full year 2007;

•                  There will be a reduction in property insurance and related costs, with an annualized benefit of $8.2 million pre-tax ($4.5 million, net of taxes, or $0.05 per diluted share) which began in August 2007;

•                  The 3% tax surcharge continues to be expensed and paid into escrow at Hollywood Casino Aurora and Empress Casino Joliet;

•                  The Illinois “hold harmless” tax minimum guarantee expired effective July 1, 2007;

•                  Penn National Gaming is currently required by the Illinois Gaming Board to reach a definitive sales agreement for the Empress Casino Hotel by June 30, 2008. However, the results of Empress Casino Hotel remain included in continuing operations as the Company assumes that the accounting standards for treating properties as “assets held for sale” will not be met in 2007; as such, the results from the property are included in our 2007 fourth quarter and full year guidance;

•                  Depreciation and amortization are projected to increase in the fourth quarter by $1.8 million and the full year 2007 by $23.3 million over the comparable prior year periods;

•                  Full year 2007 results will reflect a pre-tax non-cash charge for stock compensation of $25.4 million ($18.5 million, net of taxes, or $0.21 per diluted share);

•                  The effective tax rate for federal, state and local income taxes for the fourth quarter and full year 2007 will be 45.0%, reflecting the impact of better operating results in jurisdictions with higher state income tax, material amounts of non-deductible lobbying expenses, non-deductible merger-related costs and FIN 48 costs;

•                  The Company will have approximately 88.2 million diluted shares outstanding as of December 31, 2007;  and,

•                  There will be no material changes in economic conditions, applicable legislation or regulation, world events, weather, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ended		Full Year Ended
	December 31,	December 31,	2007 Revised	2007 Prior	2006
(in millions, except per share data)	2007 Guidance	2006 Actual	Guidance	Guidance	Actual
Net revenues	$595.4	$572.9	$2,446.4	$2,473.3	$2,244.5
EBITDA (1)	157.3	146.4	675.4	676.2	629.2
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation and other expenses	(121.4)	(118.2)	(509.0)	(510.1)	(469.4)
Net income from continuing operations before merger-related costs, charge for early extinguishment of debt, hurricane and goodwill impairment	35.9	28.2	166.4	166.1	159.8
Merger-related costs	—	—	(2.5)	(2.2)	—
Charge for early extinguishment of debt, net of tax	—	—	—	—	(6.5)
Hurricane, net of tax	—	81.8	—	—	81.8
Goodwill impairment, net of tax	—	(22.0)	—	—	(22.0)
Net income from continuing operations GAAP	$35.9	$88.0	$163.9	$163.9	$213.1
Diluted earnings per share from continuing operations before merger-related costs, charge for early extinguishment of debt, hurricane and goodwill impairment	$0.41	$0.32	$1.89	$1.89	$1.84
EPS impact of merger-related costs, charge for early extinguishment of debt, hurricane and goodwill impairment	—	0.69	(0.03)	(0.03)	0.62
Diluted earnings per share from continuing operations	$0.41	$1.01	$1.86	$1.86	$2.46

(1)          EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets, hurricane and goodwill impairment, and is inclusive of earnings from joint venture.

2006 EBITDA to 2007 EBITDA Guidance Reconciliation

	Three Months	Full Year
	Ended	Ended
(in millions)	December 31,	December 31,

2006 EBITDA Actual (1)	$146.4	$629.2

Existing Operations/Corporate	5.2	47.5
Zia Park	7.3	21.2
Insurance Savings (costs)	2.0	(10.7)
Pre-Opening Expenses	(3.6)	(5.2)
Incremental Illinois 3% Tax	––	(6.6)

2007 EBITDA Guidance (1)	$157.3	$675.4

(1)          EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets, hurricane and goodwill impairment, and is inclusive of earnings from joint venture.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information – Continuing Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Charles Town Entertainment Complex	$133,376	$126,973	$40,296	$37,627
Argosy Casino Lawrenceburg	121,777	120,206	41,382	39,852
Hollywood Casino Aurora	63,755	61,781	21,304	18,964
Empress Casino Hotel	55,926	59,852	11,155	13,784
Argosy Casino Riverside	44,999	37,999	14,810	11,499
Hollywood Casino Baton Rouge	34,201	33,333	13,862	13,890
Argosy Casino Alton	30,050	29,090	11,558	7,638
Hollywood Casino Tunica	26,380	27,089	7,547	6,597
Hollywood Casino Bay St. Louis (2)	24,545	10,767	4,626	3,156
Argosy Casino Sioux City	13,504	13,319	4,406	4,215
Boomtown Biloxi (2)	20,861	27,927	5,049	12,456
Hollywood Slots at Bangor	12,674	11,187	3,917	3,191
Bullwhackers	7,886	6,903	776	922
Zia Park (3)	20,367	—	7,331	—
Casino Rama management service contract	5,217	4,819	4,811	4,466
Pennsylvania Racing Operations	11,815	12,691	(1,013)	795
Raceway Park	2,117	2,175	(333)	(163)
Earnings from Pennwood Racing, Inc.	—	—	(122)	(1,665)
Corporate overhead	—	—	(13,726)	(14,389)
Total	$629,450	$586,111	$177,636	$162,835

	NET REVENUES		EBITDA (1)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Charles Town Entertainment Complex	$382,112	$366,343	$114,848	$107,181
Argosy Casino Lawrenceburg	364,871	355,363	123,908	118,593
Hollywood Casino Aurora	192,307	184,234	62,568	60,483
Empress Casino Hotel	174,032	179,904	38,533	48,568
Argosy Casino Riverside	129,831	114,601	41,948	37,100
Hollywood Casino Baton Rouge	103,123	111,900	42,840	50,492
Argosy Casino Alton	91,279	86,814	28,975	23,513
Hollywood Casino Tunica	79,351	82,146	20,572	21,497
Hollywood Casino Bay St. Louis (2)	73,495	10,767	14,274	3,156
Argosy Casino Sioux City	41,456	40,566	13,706	13,184
Boomtown Biloxi (2)	67,599	28,937	20,396	12,718
Hollywood Slots at Bangor	35,635	30,001	10,648	8,169
Bullwhackers	22,500	20,525	2,537	2,464
Zia Park (3)	37,280	—	13,821	—
Casino Rama management service contract	13,032	14,127	11,983	13,098
Pennsylvania Racing Operations	37,199	38,851	(1,362)	2,265
Raceway Park	5,850	6,607	(706)	(229)
Earnings from Pennwood Racing, Inc.	—	—	243	(678)
Corporate overhead	—	—	(41,639)	(38,790)
Total	$1,850,952	$1,671,686	$518,093	$482,784

(1)   EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA is included in the accompanying financial schedules.

(2)   Hollywood Casino Bay St. Louis and Boomtown Biloxi were closed effective August 28, 2005 due to hurricane damage. Boomtown Biloxi reopened on June 29, 2006 and Hollywood Casino Bay St. Louis reopened on August 31, 2006.

(3)   Reflects results since the April 16, 2007 acquisition effective date.

Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
EBITDA	$177,636	$162,835	$518,093	$482,784
Loss (earnings) from joint venture	122	1,665	(243)	678
Depreciation and amortization	(37,241)	(31,196)	(110,221)	(88,642)
Charge for stock compensation	(6,330)	(4,831)	(19,184)	(15,235)
Loss on disposals	(308)	(418)	(1,366)	(792)
Income from continuing operations	$133,879	$128,055	$387,079	$378,793
Interest expense	(50,203)	(49,732)	(149,852)	(145,927)
Interest income	1,020	882	3,185	2,652
(Loss) earnings from joint venture	(122)	(1,665)	243	(678)
Other	(2,637)	(593)	(8,341)	(519)
Charge for early extinguishment of debt	—	—	—	(10,022)
Taxes on income	(35,347)	(36,548)	(104,484)	(99,222)
Net income from continuing operations	$46,590	$40,399	$127,830	$125,077
Gain on sale of discontinued operations	—	114,661	—	114,661
Net income	$46,590	$155,060	$127,830	$239,738

Reconciliation of Income from Continuing Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended September 30, 2007

	Income from continuing operations	Charge for stock compensation	Depreciation and amortization	(Gain)/loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$34,229	$—	$6,068	$(1)	$—	$40,296
Argosy Casino Lawrenceburg	37,070	—	4,312	—	—	41,382
Hollywood Casino Aurora	19,330	—	1,974	—	—	21,304
Empress Casino Hotel	8,100	—	3,055	—	—	11,155
Argosy Casino Riverside	11,050	—	3,758	2	—	14,810
Hollywood Casino Baton Rouge	11,695	—	2,149	18	—	13,862
Argosy Casino Alton	9,559	—	1,999	—	—	11,558
Hollywood Casino Tunica	5,429	—	2,040	78	—	7,547
Hollywood Casino Bay St. Louis (1)	1,407	—	3,219	—	—	4,626
Argosy Casino Sioux City	3,285	—	1,121	—	—	4,406
Boomtown Biloxi (1)	2,417	—	2,634	(2)	—	5,049
Hollywood Slots at Bangor	2,870	—	1,047	—	—	3,917
Bullwhackers	245	—	531	—	—	776
Zia Park (2)	6,096	—	1,235	—	—	7,331
Casino Rama management service contract	4,811	—	—	—	—	4,811
Pennsylvania Racing Operations	(1,419)	—	381	25	—	(1,013)
Raceway Park	(415)	—	82	—	—	(333)
Earnings from Pennwood Racing, Inc.	—	—	—	—	(122)	(122)
Corporate overhead	(21,880)	6,330	1,636	188	—	(13,726)
Total	$133,879	$6,330	$37,241	$308	$(122)	$177,636

Three Months Ended September 30, 2006

	Income from continuing operations	Charge for stock compensation	Depreciation and amortization	(Gain)/loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$31,917	$—	$5,712	$(2)	$—	$37,627
Argosy Casino Lawrenceburg	35,599	—	4,273	(20)	—	39,852
Hollywood Casino Aurora	16,680	—	2,284	—	—	18,964
Empress Casino Hotel	10,768	—	3,016	—	—	13,784
Argosy Casino Riverside	8,451	—	2,892	156	—	11,499
Hollywood Casino Baton Rouge	11,564	—	2,061	265	—	13,890
Argosy Casino Alton	5,573	—	2,065	—	—	7,638
Hollywood Casino Tunica	4,785	—	1,812	—	—	6,597
Hollywood Casino Bay St. Louis (1)	2,163	—	992	1	—	3,156
Argosy Casino Sioux City	3,133	—	1,082	—	—	4,215
Boomtown Biloxi (1)	10,959	—	1,497	—	—	12,456
Hollywood Slots at Bangor	2,130	—	1,061	—	—	3,191
Bullwhackers	350	—	564	8	—	922
Casino Rama management service contract	4,466	—	—	—	—	4,466
Pennsylvania Racing Operations	439	—	346	10	—	795
Raceway Park	(190)	—	27	—	—	(163)
Earnings from Pennwood Racing, Inc.	—	—	—	—	(1,665)	(1,665)
Corporate overhead	(20,732)	4,831	1,512	—	—	(14,389)
Total	$128,055	$4,831	$31,196	$418	$(1,665)	$162,835

(1)   Income from continuing operations and EBITDA for the three months ended September 30 2006 reflects the closure of Hollywood Casino Bay St. Louis and Boomtown Biloxi, which incurred extensive hurricane damage in August 2005. Boomtown Biloxi reopened on June 29, 2006 and Hollywood Casino Bay St. Louis reopened on August 31, 2006.

(2)   Reflects results since the April 16, 2007 acquisition effective date.

Reconciliation of Income from Continuing Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Nine Months Ended September 30, 2007

	Income from continuing operations	Charge for stock compensation	Depreciation and amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Entertainment Complex	96,247	$—	$18,602	$(1)	$—	$114,848
Argosy Casino Lawrenceburg	111,033	—	12,896	(21)	—	123,908
Hollywood Casino Aurora	56,071	—	6,497	—	—	62,568
Empress Casino Hotel	29,784	—	9,136	(387)	—	38,533
Argosy Casino Riverside	31,445	—	10,575	(72)	—	41,948
Hollywood Casino Baton Rouge	36,446	—	6,325	69	—	42,840
Argosy Casino Alton	22,853	—	6,121	1	—	28,975
Hollywood Casino Tunica	14,796	—	5,732	44	—	20,572
Hollywood Casino Bay St. Louis (1)	4,670	—	9,567	37	—	14,274
Argosy Casino Sioux City	10,363	—	3,343	—	—	13,706
Boomtown Biloxi (1)	12,545	—	7,880	(29)	—	20,396
Hollywood Slots at Bangor	7,484	—	3,164	—	—	10,648
Bullwhackers	829	—	1,690	18	—	2,537
Zia Park (2)	11,556	—	2,265	—	—	13,821
Casino Rama management service contract	11,983	—	—	—	—	11,983
Pennsylvania Racing Operations	(3,891)	—	1,156	1,373	—	(1,362)
Raceway Park	(936)	—	232	(2)	—	(706)
Earnings from Pennwood Racing, Inc.	—	—	—	—	243	243
Corporate overhead	(66,199)	19,184	5,040	336	—	(41,639)
Total	$387,079	$19,184	$110,221	$1,366	$243	$518,093

Nine Months Ended September 30, 2006

	Income from continuing operations	Charge for stock compensation	Depreciation and amortization	(Gain)/loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$92,301	$—	$15,240	$(360)	$—	$107,181
Argosy Casino Lawrenceburg	105,469	—	13,164	(40)	—	118,593
Hollywood Casino Aurora	53,924	—	6,727	(168)	—	60,483
Empress Casino Hotel	38,645	—	9,923	—	—	48,568
Argosy Casino Riverside	28,371	—	8,538	191	—	37,100
Hollywood Casino Baton Rouge	43,136	—	6,238	1,118	—	50,492
Argosy Casino Alton	16,478	—	7,035	—	—	23,513
Hollywood Casino Tunica	15,814	—	5,681	2	—	21,497
Hollywood Casino Bay St. Louis (1)	1,789	—	1,345	22	—	3,156
Argosy Casino Sioux City	10,121	—	3,060	3	—	13,184
Boomtown Biloxi (1)	11,221	—	1,497	—	—	12,718
Hollywood Slots at Bangor	5,260	—	2,909	—	—	8,169
Bullwhackers	842	—	1,608	14	—	2,464
Casino Rama management service contract	13,098	—	—	—	—	13,098
Pennsylvania Racing Operations	1,288	—	967	10	—	2,265
Raceway Park	(369)	—	140	—	—	(229)
Earnings from Pennwood Racing, Inc.	—	—	—	—	(678)	(678)
Corporate overhead	(58,595)	15,235	4,570	—	—	(38,790)
Total	$378,793	$15,235	$88,642	$792	$(678)	$482,784

(1)   Income from continuing operations and EBITDA for the nine months ended September 30, 2006 reflects the closure of Hollywood Casino Bay St. Louis and Boomtown Biloxi, which incurred extensive hurricane damage in August 2005. Boomtown Biloxi reopened on June 29, 2006 and Hollywood Casino Bay St. Louis reopened on August 31, 2006.

(2)   Reflects results since the April 16, 2007 acquisition effective date.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Gaming	$574,717	$536,901	$1,694,091	$1,531,155
Management service fee	5,217	4,819	13,032	14,127
Food, beverage and other	82,418	72,273	239,082	204,460

Gross revenues	662,352	613,993	1,946,205	1,749,742
Less promotional allowances	(32,902)	(27,882)	(95,253)	(78,056)
Net revenues	629,450	586,111	1,850,952	1,671,686

Operating expenses
Gaming	296,919	277,747	878,296	787,970
Food, beverage and other	62,476	58,064	183,929	166,716
General and administrative	98,935	91,049	291,427	249,565
Depreciation and amortization	37,241	31,196	110,221	88,642
Total operating expenses	495,571	458,056	1,463,873	1,292,893
Income from continuing operations	133,879	128,055	387,079	378,793

Other income (expenses)
Interest expense	(50,203)	(49,732)	(149,852)	(145,927)
Interest income	1,020	882	3,185	2,652
(Loss) earnings from joint venture	(122)	(1,665)	243	(678)
Other	(2,637)	(593)	(8,341)	(519)
Loss on early extinguishment of debt	—	—	—	(10,022)
Total other expenses	(51,942)	(51,108)	(154,765)	(154,494)

Income from continuing operations before income taxes	81,937	76,947	232,314	224,299
Taxes on income	35,347	36,548	104,484	99,222
Net income from continuing operations	$46,590	$40,399	$127,830	$125,077

Gain on sale of discontinued operations, net of tax	—	114,661	—	114,661
Net income	$46,590	$155,060	$127,830	$239,738

Earnings per share - Basic
Income from continuing operations	$0.54	$0.48	$1.50	$1.49
Discontinued operations, net of tax	—	1.36	—	1.36
Basic earnings per share	$0.54	$1.84	$1.50	$2.85

Earnings per share - Diluted
Income from continuing operations	$0.52	$0.47	$1.45	$1.45
Discontinued operations, net of tax	—	1.32	—	1.32
Diluted earnings per share	$0.52	$1.79	$1.45	$2.77

Weighted average shares outstanding

Basic	85,931	84,385	85,336	84,124
Diluted	88,813	86,580	88,139	86,505

Zia Park - Results for the Three and Nine Months Ended September 30, 2007 and 2006

On April 16, 2007, pursuant to the Asset Purchase Agreement dated November 7, 2006 among Zia Partners, LLC (“Zia”), Zia Park LLC (the “Buyer”), one of Penn National Gaming’s wholly-owned subsidiaries, and (solely with respect to specified sections thereof which relate to our guarantee of the Buyer’s payment and performance) Penn National Gaming, the Buyer completed the acquisition of the Black Gold Casino and Zia Park Racetrack and all related assets of Zia (“Zia Park”) for a purchase price of $200 million in cash, subject to a working capital adjustment and certain other adjustments, as well as the assumption of specified liabilities of Zia.

The tables below summarize the operating performance of Zia Park during the three and nine month periods ended September 30, 2007 and 2006. Although Penn National Gaming did not own Zia Park during the entire three and nine month periods ended September 30, 2007 and 2006, the Company believes that this data is useful to investors in considering the value this transaction brings to Penn National.

	NET REVENUES (1)		EBITDA (1) (2)
	(in thousands)		(in thousands)
	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Zia Park	$20,367	$18,432	$7,331	$6,595

	NET REVENUES (1)		EBITDA (1) (2)
	(in thousands)		(in thousands)
	For the Period April 16-	Nine Months Ended	For the Period April 16-	Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Zia Park	$37,280	$52,686	$13,821	$19,524

(1)   2007 net revenues and EBITDA reflects results since the April 16, 2007 acquisition effective date, while 2006 net revenues and EBITDA reflects results for the entire three and nine month periods ended September 30, 2006.

(2)   EBITDA is income from continuing operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA is included in the accompanying financial schedules.

ZIA PARK

Property Information

(in thousands) (unaudited)

Three Months Ended September 30, 2006

Reconciliation of Income from Continuing Operations (GAAP) to Adjusted EBITDA

	Income from continuing operations	Depreciation and amortization	EBITDA (1)
Zia Park	$5,756	$839	6,595

ZIA PARK

Property Information

(in thousands) (unaudited)

Nine Months Ended September 30, 2006

Reconciliation of Income from Continuing Operations (GAAP) to Adjusted EBITDA

	Income from continuing operations	Depreciation and amortization	EBITDA (1)
Zia Park	$17,013	$2,511	19,524

(1)   EBITDA is income from continuing operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA is included in the accompanying financial schedules.

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry. In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Diluted earnings per share before currency translation loss is presented solely as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per share per GAAP. A reconciliation of the Company’s EBITDA to net income per GAAP, as well as the Company’s EBITDA to income from continuing operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income from continuing operations is included in the financial schedules herein. On a property level, EBITDA is reconciled to income from continuing operations per GAAP, rather than net income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature over 23,000 slot machines, over 400 table games, approximately 1,731 hotel rooms and approximately 808,000 square feet of gaming floor space. Penn National Gaming recently announced plans to acquire Rosecroft Raceway in Fort Washington, Maryland.

Penn National Gaming has elected to not conduct a conference call or webcast in connection with the release of its 2007 third quarter results. On June 15, 2007, the Company announced that it had entered into a definitive agreement to be acquired by certain funds managed by affiliates of Fortress Investment Group LLC (FIG: NYSE) and Centerbridge Partners LP whereby Penn National

Gaming shareholders will receive $67.00 in cash for each outstanding Penn National Gaming share. In connection with the proposed merger, Penn National Gaming filed a preliminary proxy statement with the Securities and Exchange Commission that included additional information on the transaction.

About the Transaction

In connection with the proposed merger, Penn National Gaming has filed documents, including a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Penn National Gaming, Inc. at the SEC’s Web site at http://www.sec.gov.

The proxy statement and other such documents may also be obtained for free by directing such request to Penn National Gaming, Inc. Investor Relations, 825 Berkshire Boulevard, Wyomissing, PA  19610 or on the Company’s website at www.pngaming.com. Penn National Gaming and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the interests Penn National Gaming’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Penn National Gaming describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in or adjacent to the jurisdictions in which we do business; increases in our effective rate of taxation at any of our properties or at the corporate level; the activities of our competitors; successful completion of the various capital projects at our gaming and pari-mutuel facilities; construction factors, including delays, increased cost for labor and materials; the existence of attractive acquisition candidates, the costs and risks involved in the pursuit of those acquisitions, and our ability to integrate those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for new businesses; our dependence on key personnel; the risks involved in divesting the Empress Casino Hotel in Joliet, Illinois, pursuant to an agreement with the Illinois Gaming Board, including without limitation receiving an acceptable purchase price; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the impact of terrorism and other international hostilities; the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement with Fortress and Centerbridge; the outcome of any legal proceedings that may be instituted against Penn National Gaming related to the proposed agreement; the inability to complete the transaction due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposal transaction disrupts current plans and operations and the potential difficulties in key employee retention as a result of the transaction; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and lodging industries in particular; Fortress and Centerbridge’s access to available and reasonable financing on a timely basis; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation. Furthermore, Penn National Gaming does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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